Exhibit 10(au)

January 20, 2006

(amended and restated February 24, 2010)

[Officer Name]

Dear                                         :

You are presently the [Title] of Westar Energy, Inc., a Kansas corporation (the “Company”). The Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this regard, the Company recognizes that, as is the case for many publicly-held corporations, the possibility of a Change in Control may arise and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

Accordingly, the Board has determined that appropriate steps should be taken to minimize the risk that the Company’s management will depart prior to a Change in Control, thereby leaving the Company without adequate management personnel during such a critical period, and that appropriate steps also be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control. In particular, the Board believes it important, should the Company or its shareholders receive a proposal for transfer of control, that you be able to continue your management responsibilities without being influenced by the uncertainties of your own personal situation.

The Board recognizes that continuance of your position with the Company involves a substantial commitment to the Company in terms of your personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits. Therefore, to induce you to remain in the employ of the Company, this Agreement, which has been approved by the Board, sets forth the benefits that the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control under the circumstances described below.

The following terms will have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.

Article I

Definitions

1. “Affiliate” means (i) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Company or (ii) any other form of business entity in which the Company, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity’s governing body.

2. “Agreement” means this letter agreement, as amended, extended or renewed from time to time in accordance with its terms.

3. “Annual RSU Grant” means the number of restricted share units granted to you in your most recent annual grant of restricted share units , which shall be equal to the sum of the number of time-based restricted share units and the target number of performance-based restricted share units.

[Officer

January 20, 2006

4. “Board” means the board of directors of the Company duly qualified and acting at the time in question. On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is non-delegable and any attempt by the Board to delegate any such duty is ineffective.

5. “Cause” means your conviction of a felony or crime involving moral turpitude, your commission of a willful act of fraud or dishonesty with respect to the Company, your willful and repeated failure to perform substantially your material duties with the Company, your engaging in significant activity that is materially harmful to the reputation of the Company, or your breach of your fiduciary responsibilities to the Company or its shareholders.

6. “Change in Control” means any of the following:

a. the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company in one transaction or in a series of related transactions, to any Person;

b. except in the case of the liquidation or dissolution of the Company in connection with the bankruptcy or insolvency of the Company or similar arrangement for the benefit of the Company’s creditors, the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, as the case may be;

c. any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20 percent or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at elections of directors;

d. a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Company at such time, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing less than 50 percent of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuing directors);

e. the continuing directors cease for any reason to constitute at least a majority of the Board; or

f. a change in control of a nature that is determined by outside legal counsel to the Company, in a written opinion specifically referencing this provision of the Agreement, to be required to be reported (assuming such event has not been “previously reported”) pursuant to section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement, as of the effective date of such Change in Control.

For purposes of this Section 6, a “continuing director”‘ means any individual who is a member of the Board on January 20, 2006 while he or she is a member of the Board, and any individual who subsequently becomes a member of the Board whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors who are continuing directors (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director without objection to such nomination).

Notwithstanding the preceding provisions of this Section 6, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 6 is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, (2) the Company or any subsidiary of the Company or (3) an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its affiliated companies) that is qualified under the provisions of the Code. In addition, notwithstanding the

[Officer

January 20, 2006

preceding provisions of this Section, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section becomes a beneficial owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the beneficial owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Company or through a stock dividend or stock split), then a Change in Control shall occur.

7. “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

8. “Company” means Westar Energy, Inc., a Kansas corporation.

9. “Confidential Information” means information which is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. It includes information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products or services. It also includes, without limitation, information concerning research, development, purchasing, accounting, marketing and selling. All information which you have a reasonable basis to consider confidential is Confidential Information, whether or not originated by you and without regard to the manner in which you obtain access to that and any other proprietary information.

10. “Date of Termination” following a Change in Control (or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

a. if your employment is to be terminated for Disability, 30 days after Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during such 30-day period);

b. if your employment is to be terminated by the Company for Cause or by you for Good Reason, the date specified in the Notice of Termination, which date may not be less than 30 days or more than 60 days after the date on which the Notice of Termination is given unless you and the Company otherwise expressly agree;

c. if your employment is to be terminated by the Company for any reason other than Cause, Disability, death or Retirement, the date specified in the Notice of Termination, which in no event may be a date earlier than 30 days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after receiving, such Notice of Termination; or

d. if your employment is terminated by reason of death or Retirement, the date of death of Retirement, respectively.

In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within 30 days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Article IV, Section 6 of this Agreement. During the pendency of any such dispute, you will continue to make yourself available to provide services to the Company and the Company will continue to pay you your full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits which constitute Good Reason) and until the dispute is resolved in accordance with Article IV, Section 6 of this Agreement. You will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that your claim of a dispute was frivolous or advanced by you in bad faith.

[Officer

January 20, 2006

11. “Disability” means a permanent and total disability as defined in section 22(e)(3) of the Code.

12. “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

13. “Good Reason” means (1) any change in your status as an officer of the Company, (2) a reduction by the Company in your total annual compensation, as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter, including a reduction in your base salary, a reduction in your Annual RSU Grant value (calculated based on your Annual RSU Grant and the price per share for the Company’s common stock used in determining your most recent Annual RSU Grant) and the elimination of dividend equivalents on the Annual RSU Grant, provided that a reduction in total annual compensation resulting from a change by the Company in the indicated annual dividend paid on the Company’s common stock shall not be deemed “Good Reason,” (3) any requirement of the Company that you be required to relocate more than 80 miles from your principal office location immediately prior to the Change in Control provided that your new principal office is located outside the Company’s Kansas service territory on the date hereof, (4) the taking of any action by the Company which would materially and adversely affect your participation in or reduce your benefits under any Plan, unless you are permitted to participate in other plans providing you with substantially equivalent benefits at no greater cost to you, (5) any purported termination by the Company of your employment which is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, or (6) the failure of the Company to obtain the assumption agreement contemplated in Article IV, Section 2.

14. “Notice of Termination” means a written notice given on or after the date of a Change in Control (unless your termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) which indicates the specific termination provision in this Agreement pursuant to which the notice is given. Any purported termination by the Company or by you for Good Reason on or after the date of a Change in Control (or before the date of a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by a written Notice of Termination to be effective; provided, that a Notice of Termination by you for Good Reason must be delivered to the Company not later than 90 calendar days after your knowledge of the event serving as the basis for your termination for Good Reason.

15. “Person” means any individual, corporation, partnership, group, association or other “person,” as such term is used in section 14(d) of the Exchange Act, other than the Company, or any Affiliate or any employee benefit plan(s) sponsored by the Company or an Affiliate.

16. “Plan” means any employee benefit plan, welfare benefit plan or fringe benefit plan in which you are participating immediately prior to a Change in Control or, if more favorable to you, which may be available from time to time thereafter to you or other comparable executives of the Company.

17. “Qualifying Termination” means the termination of your employment within three years following a Change in Control (a) by the Company or the Company’s Successor without Cause or (b) by you for Good Reason. A Qualifying Termination shall not include a termination of your employment by reason of your death, Disability or Retirement.

18. “Retirement” means termination of your employment on or after your normal retirement date under the terms of the Westar Energy, Inc. Retirement Plan, as in effect immediately prior to your termination or a Change in Control, whichever is earlier.

19. “Separation from Service” means your termination of employment with the Company.

[Officer

January 20, 2006

20. “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Company’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company’s outstanding securities ordinarily having the right to vote at the election of directors or, all or substantially all of its assets or otherwise.

ARTICLE II

TERM OF AGREEMENT

This Agreement is effective immediately and will continue in effect until the earliest of (a) your termination of this Agreement, (b) the Company’s termination of this Agreement by providing you with written notice of such termination at least 180 calendar days prior to the proposed termination date, provided that such termination notice shall be deemed to be null and void if prior to such proposed termination date a Change in Control occurs or another event occurs that would result in a Change in Control, or (c) the third anniversary of a Change in Control.

ARTICLE III

CHANGE IN CONTROL BENEFITS

1. Benefits payable following Separation from Service following a Qualifying Termination. If you have a Separation from Service with the Company following a Qualifying Termination, then the Company will provide you the payments and benefits described in clauses (a) and (b) of this Section 1 of Article III, subject to the limitations described in clause (c) of this Section 1 of Article III.

a. Cash Payment. On the first business day following the six month anniversary of your Separation from Service with the Company following a Qualifying Termination, the Company will make a lump-sum cash payment to you in an amount equal to the sum of:

i. two times your annual base salary in effect on the date of the Change in Control or, if higher, your annual base salary in effect on the Date of Termination;

ii. two times (x) your Annual RSU Grant multiplied by (y) the average of the high and low selling price per share for the Company’s common stock on the date of the Change in Control or, if higher, the Date of Termination (or, if either such date was not a trading day, on the next preceding day when shares were traded) as reported by the New York Stock Exchange, provided that if the restricted share units related to the Annual RSU Grant are converted into restricted share units related to securities of the Company’s Successor in connection with the Change in Control, the amount payable pursuant to this clause (ii) will be based on the number of securities into which such restricted share units are converted and the average of the high and low selling price per share of such securities;

iii. two times (x) your Annual RSU Grant multiplied by (y) the indicated annual dividend on the Company’s common stock in effect on the date of the Change in Control or, if higher, the Date of Termination, provided that if the restricted share units related to the Annual RSU Grant are converted into restricted share units related to securities of the Company’s Successor in connection with the Change in Control, the amount payable pursuant to this clause (iii) will be based on the number of securities into which such restricted share units are converted and the indicated annual dividend on such securities;

iv. the excess of (x) the present value (determined as of the Date of Termination) of the lump-sum actuarial equivalent of the benefit you would have received, giving you credit for two additional years of age and service under the Company’s pension plans in which you participate, utilizing actuarial assumptions (including the discount rate used in the present value calculation) no less favorable to you than those in effect under the pension plan immediately prior to the Change in Control, over (y) the present value (determined as of the Date of Termination) of the lump-sum actuarial equivalent of your actual benefits accrued as of the Date of Termination, if any, under the pension plans, and utilizing the same actuarial assumptions as used above;

[Officer

January 20, 2006

v. the product of (x) your annual base salary in effect on the Date of Termination divided by 2080, and (y) the number of hours of unused vacation you were eligible to receive in the year of your termination; and

vi. the product of (x) your annual base salary in effect on the Date of Termination divided by 2080, and (y) the number of hours of unused sick leave you have earned, up to a maximum of 240 hours.

b. Welfare Plans. The Company will maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earlier of (x) the second anniversary of the Date of Termination and (y) the date you begin receiving equivalent benefits from a new employer (including coverage for any pre-existing conditions), all insured and self-insured employee benefit and welfare benefit Plans (including, without limitation, medical, life, dental, vision and disability plans) in which you were eligible to participate at any time during the 90-day period immediately preceding the Change in Control, provided that your continued participation is possible under the general terms and provisions of such Plans and without regard to any discretionary amendments to such Plans by the Company following the Change in Control (or prior to the Change in Control if amended as a condition of or at the request or insistence of a Person (other than the Company) related to the Change in Control) and provided that you continue to pay an amount equal to your regular contribution under such Plans for such participation (based upon your level of benefits and employment status most favorable to you at any time during the 90-day period immediately preceding the Change in Control). The continuation period under federal and state continuation laws, to the extent applicable, will begin to run from the date on which coverage pursuant to this clause (b) ends. If, at the end of the two year period, you have not previously received or are not then receiving equivalent benefits from a new employer (including coverage for any pre-existing conditions), the Company, pursuant to federal and state law, will provide, for a period of eighteen months (the “COBRA Period”), a continuation of your and your dependents’ coverage under such Plans (the “COBRA Coverage”), provided that you will be required to pay for such benefits during the COBRA Period, should you elect to receive COBRA Coverage.

c. Limitation on Payments and Benefits. Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with this Agreement, together with any other payments, benefits or awards which you have the right to receive from the Company, or any corporation which is a member of an “affiliated group” (as defined in section 1504(a) of the Code without regard to section 1504(b) of the Code), of which the Company is a member, constitute an “excess parachute payment” (as defined in section 280G(b) of the Code), such payments, benefits or awards will be reduced by the minimum amount the Company deems necessary so that none of the payments or benefits under the Agreement are excess parachute payments. The calculations to determine such reduction must be made in good faith by legal counsel or a certified public accountant selected by the Company, and such determination will be conclusive and binding upon you and the Company.

ARTICLE IV

OTHER PROVISIONS

1. Binding Agreement. This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

2. Successors. This Agreement shall not be terminated by any sale, merger or other business combination involving the Company or its business. In the event of any such sale, merger or other business combination, the provisions of this Agreement shall be binding upon the Company’s Successor. The Company agrees that in connection with any sale, merger or other business combination, it will cause the Company’s Successor (x) unconditionally to assume by written instrument delivered to you, all of the obligations of the Company hereunder, and (y) maintain directors and officers liability insurance for five years following your termination that provides coverage for you as a former officer of the Company or its Successor substantially the same as the coverage provided to current officers of the Company or its Successor.

[Officer

January 20, 2006

3. Confidential Information. During the term and for three years following the Date of Termination, you will not, directly or indirectly, disclose or use any of the Company’s Confidential Information, other than in the proper performance of the duties contemplated herein or as required by law or by a court of competent jurisdiction or other administrative or legislative body. You agree to return all confidential information to the Company at any time upon request of the Company and upon the termination of your employment for any reason.

4. Taxes. All payments and benefits to be made or provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.

5. Notices. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the General Counsel), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

6. Disputes. Any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Topeka, Kansas in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. If any dispute shall arise involving your right to benefits hereunder, the Company will reimburse you on a current basis for all legal fees and expenses incurred in connection with such dispute regardless of the result thereof, provided that if the arbitrators determine that the Company properly terminated your employment for Cause, you will be obligated to repay to the Company any such reimbursement made by the Company.

7. Related Agreements. To the extent that any provision of any other Plan or agreement between the Company and you limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such other Plan or agreement remains in force, the provision of this Agreement will control and such provision of such other Plan or agreement will be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. Nothing in this Agreement prevents or limits your continuing or future participation in any Plan provided by the Company and for which you may qualify, and nothing in this Agreement limits or otherwise affects the rights you may have under any Plans or other agreements with the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any Plan or other agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such Plan or other agreement.

8. No Employment or Service Contract. Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or no reason whatsoever, with or without Cause.

9. Funding and Payment. Benefits payable under this Agreement will be paid only from the general assets of the Company. No person has any right to or interest in any specific assets of the Company by reason of this Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due.

10. Survival. The respective obligations of, and benefits afforded to, the Company and you which by their express terms or clear intent survive termination of your employment with the Company or termination of this Agreement, as the case may be, including without limitation the provisions of Article III, will survive termination of your employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

[Officer

January 20, 2006

ARTICLE V

MISCELLANEOUS

1. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Company. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with, any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

2. Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which is not expressly set forth in this Agreement.

3. Governing Law. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Kansas (without regard to the conflict of laws principles of any jurisdiction).

4. Headings. Headings are for purposes of convenience only and do not constitute a part of this Agreement.

5. Further Acts. The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

6. Severability. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

7. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter discussed above, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

WESTAR ENERGY, INC.

Name:	William B. Moore
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED:

[Officer]
Date: